Exhibit 1

                            (GPU News Release Letterhead)

          Further Information:  John T. Fidler
                         (201) 263-6479

          For release:  Immediately                    Date:  July 11, 1994
                                                                     94-010

                      GPU REACTS TO PENNSYLVANIA COURT DECISION

               Parsippany,  N.J.  -- General  Public  Utilities Corporation

          (NYSE:GPU) is reviewing an order by the Pennsylvania Commonwealth

          Court that reverses a 1993 Pennsylvania Public Utility Commission order allowing GPU's  Metropolitan Edison  Company subsidiary  to collect decommissioning costs of Three Mile Island Unit 2.

               "We  are very disappointed by today's  order," said James R.

          Leva,  GPU chairman, president and  chief executive officer.  "As we said earlier this year, we will incur  a substantial charge of between  $110  and  $120 million  to  income  this  year for  our

          Voluntary Enhanced Retirement Program.   In addition, we  may see

          an impact,  as a  result of another  Commonwealth Court  decision involving  a  nonaffiliated  utility,  on  Pennsylvania  Electric

          Company,  which may  be required  to write  off an  estimated $14 million of post-retirement benefit costs.

               "If these court decisions are not overturned, the  effect of these three developments, particularly upon Met-Ed, will severely restrict the  ability of  our Pennsylvania subsidiaries  to issue

          senior  securities.   As  a result,  we  will be  reviewing their

          spending plans for operations and construction  for this year and next.  We are studying all of these issues now," Leva said.
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               The  original PaPUC  decision in the  TMI-2 case,  which was issued in  January 1993, disallowed these  decommissioning costs.

          At  that  time,  GPU announced  a  pre-tax  charge  to income  of approximately  $171 million, allocated  two-thirds to  Met-Ed and one-third to Penelec, reflecting their 50 percent  and 25 percent respective ownership interests in  TMI-2.  This charge to  income was  cancelled when the PaPUC  reversed its prior  order in March

          1993.  It was that order which was overturned by the Court today.

               Jersey  Central has  been  permitted by  the  N.J. Board  of

          Public Utilities  to recover  its  share of  the estimated  TMI-2

          decommissioning costs from its customers.   Jersey Central is not

          affected by these actions today.

               Met-Ed   has   not  decided   whether   to  appeal   today's

          Commonwealth Court ruling.

               "We are studying it  carefully to determine our next  course of action," Leva said.
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